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                                                                   Exhibit 99(b)
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THE SCOTTS COMPANY                                               NEWS
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                        Contacts:
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                        William Jenks                         Rebecca Bruening
                        Broadgate Consultants, Inc.           The Scotts Company
                        212/232-2222                          937/644-7290




          SCOTTS CONSOLIDATES UK OPERATIONS AND EXITS NON-CORE BUSINESS

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       Reduction in Annual Operating Costs by Approximately $10-12 Million

       1998 Special Charges of Approximately 33-39 Cents Per Diluted Share

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MARYSVILLE, OHIO - October 1, 1998 -- The Scotts Company (NYSE: SMG) announced today that it will consolidate its two U.K. operations into a single lower-cost business, discontinue most of its U.S. composting operations, and divest its AgrEvo pesticides business.

       The Company expects that these actions will make a positive contribution to annualized pre-tax operating earnings of approximately $10-12 million in the form of lower production, sales and administrative costs in its U.K. operations and the elimination of contract losses in its composting operations. The Company expects that approximately two-thirds of these savings will take effect in fiscal 1999 and the balance in fiscal 2000. For the fiscal year ended September 30, 1998, the Company will incur restructuring and other charges of approximately $17-20 million pre-tax, or 33-39 cents per diluted share, related to its consolidation and exit plans.

       "Based on our strong top-line growth, we remain committed, excluding the impact of special charges, to our goal of 15% EPS growth for both the 1998 and 1999 fiscal years. Our goal should be met despite having had to incur significant one-time costs for the start-up of new projects in our manufacturing operations, addressing year 2000 requirements, and implementing a



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major upgrade of our information systems to accommodate our expanding global business," said Charles M. Berger, Scotts' Chairman, President and Chief Executive Officer. The Company expects to distribute an earnings release for 1998 during the latter part of October.

       The U.K. charges reflect the costs of closing duplicate facilities, discontinuing overlapping product lines and providing for severance expenses related to headcount reductions in sales, administrative and manufacturing functions. As a result of the consolidation, Scotts will cut headcount in its existing international operations by 81 people, eliminate one of its two U.K. manufacturing operations and reduce the number of SKU's it produces in the U.K. by over 25%.

       Scotts plans to close nine composting sites in the U.S. that collect yard and compost waste on behalf of municipalities. The economics of composting have deteriorated as municipalities have found lower-cost alternatives to disposing of their yard waste, resulting in substantial drops in the fees that municipalities had been providing to Scotts in return for removing yard waste. In addition, Scotts' costs to process and transport composted waste have exceeded original industry expectations. Scotts plans to close six facilities in 1999 and three in year 2000, as their contracts expire. These restructuring charges reflect the write-off of assets, estimated losses under contractual commitments, and certain closing costs.

       Scotts has decided to divest its AgrEvo operations because AgrEvo's non-selective herbicide brand, Finale(TM), overlaps with the consumer Roundup(R) line of products. Scotts completed an agreement with Monsanto Company for exclusive international marketing and agency rights to the consumer Roundup(R) herbicide products. The charges to Scotts' fourth quarter operations reflect an expected loss on the sale of the AgrEvo operations.


       The Scotts Company is a leading supplier of consumer products for the lawn and garden care, professional turf care and professional horticulture businesses in both the U.S. and U.K., and is expanding operations in other international businesses. The Company owns what are by far the industry's most recognized brands. In the U.S. lawn care business, consumer awareness of the Company's Scotts(R) family of brands outscore the nearest competitor by about 6-to-8 times, as does awareness of the Company's Miracle-Gro(R) family of brands in the U.S. garden care business. In the U.K., the Company's brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides, Evergreen(R), the leading lawn fertilizer line, the Levington(R) line of lawn and garden products, and Miracle-Gro(R), the leading plant fertilizer.



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Statement under the Private Securities Litigation Act of 1995: Forward-looking statements represent challenging goals for the Company, and the achievement thereof is subject to a variety of risks and assumptions. Certain forward-looking statements contained in this press release, include, but are not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans. Actual results may differ materially from the forward-looking statements in this release, due to a variety of factors, including, but not limited to:

- -    The effects of weather conditions on sales of the Company's products, especially during the spring selling season;

- -    The success of the Company's advertising and promotional programs;

- -    The Company's ability to maintain favorable profit margins on its products and to produce its products on a timely basis;

- -    The possibility of new competitors entering into the pesticides business and or the Company's existing lines of business;

- -    Inherent risks of international development including currency exchange rates, economic conditions, regulatory and cultural differences:

- -    Changes in economic conditions in the U.S. and Europe and the impact of changes in interest rates;

- -    Ability to successfully integrate the operations of acquired companies;

- -    Ability to complete various transactions that have been announced and are currently under negotiation;

- -    Environmental issues and consumer perceptions; and

- -    Ability to execute the restructuring plans set forth in this release.

Additional detailed information concerning a number of the important factors that could cause results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly-filed quarterly and annual reports.



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